Exhibit 99.1
CONTACTS:
Investor Relations
(718)709-2202
ir@jetblue.com
Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com
JETBLUE ANNOUNCES SECOND QUARTER RESULTS
JetBlue reports record revenues and highest-ever quarterly operating income
New York, NY (July 22, 2010) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the second quarter 2010:
•	Operating income for the quarter was $94 million, resulting in a 10.1% operating margin, compared to operating income of $76 million and a 9.4% operating margin in the second quarter of 2009.

•	Pre-tax income for the quarter was $51 million. This compares to pre-tax income of $36 million in the second quarter of 2009.

•	Net income for the second quarter was $30 million, or $0.10 per diluted share. This compares to JetBlue’s second quarter 2009 net income of $20 million, or $0.07 per diluted share.
“We are pleased to report a return to profitability in the second quarter with our highest-ever quarterly operating income,” said Dave Barger, JetBlue’s CEO. “During the quarter, we reported record revenues, reflecting an improved demand environment and the efforts of our outstanding crewmembers, who continue to be recognized with awards for exceptional customer service. Our second quarter results demonstrate the progress we are making to strengthen our network in Boston and New York, maximize revenues, control costs and maintain a long-term sustainable growth rate.”
Operational Performance
JetBlue reported record second quarter revenues of $939 million. Revenue passenger miles for the second quarter increased 8.9% to 7.1 billion on a 5.5% increase in capacity, resulting in a second quarter load factor of 82.0%, an increase of 2.5 points year over year.
Yield per passenger mile in the second quarter was 11.93 cents, up 8.2% compared to the second quarter of 2009. Passenger revenue per available seat mile (PRASM) for the second quarter 2010 increased 11.7% year over year to 9.78 cents and operating revenue per available seat mile (RASM) increased 10.4% year-over-year to 10.81 cents.
Operating expenses for the quarter increased 15.5%, or $114 million, over the prior year period. JetBlue’s operating expense per available seat mile (CASM) for the second quarter increased 9.5% year-over-year to 9.72 cents. Excluding fuel, CASM increased 8.2% to 6.51 cents.

Fuel Expense and Hedging
JetBlue continued to hedge fuel to help manage price volatility. Specifically, JetBlue hedged approximately 45% of its fuel consumption during the second quarter, resulting in a realized fuel price of $2.30 per gallon, a 12.3% increase over second quarter 2009 realized fuel price of $2.05. JetBlue recorded $2 million in losses on fuel hedges that settled during the second quarter.
JetBlue has hedged approximately 47% of its third quarter projected fuel requirements and 46% of its fourth quarter projected fuel requirements with a combination of crude call options, jet fuel swaps and heating oil collars. JetBlue expects an average price per gallon of fuel, including the impact of hedges and fuel taxes, of $2.27 in the third quarter and $2.28 for the full year 2010.
Balance Sheet Update
JetBlue ended the second quarter with approximately $1.0 billion in unrestricted cash and short term investments, essentially unchanged from the end of the first quarter. “Our operating cash flow allowed us to make prudent investments in the business while maintaining a strong liquidity balance,” said Ed Barnes, JetBlue’s CFO.
In July, UBS repurchased $49 million in par value of JetBlue’s auction rate securities. JetBlue used the proceeds from this sale to repay a $40 million loan from UBS, which was secured by the repurchased auction rate securities. As a result of this sale, JetBlue no longer holds any auction rate securities.
Third Quarter and Full Year Outlook
“We are encouraged by the strengthening revenue environment as we continue to develop additional revenue streams with Sabre, our new customer service and reservations system,” said Barnes. “With some of our biggest challenges behind us — including the closure of JFK Airport’s principal runway and the implementation of Sabre — we are optimistic about the rest of the year.”
For the third quarter of 2010, PRASM is expected to increase between 12 and 15 percent year over year. RASM is expected to increase between 11 and 14 percent year over year. CASM is expected to increase between three and five percent over the year-ago period. Excluding fuel, CASM in the third quarter is expected to increase between two and four percent year over year.
PRASM for the full year is expected to increase between nine and 12 percent year over year. RASM is expected to increase between eight and 11 percent year over year. CASM for the full year is expected to increase between six and eight percent over full year 2009. Excluding fuel, CASM in 2010 is expected to increase between four and six percent year over year.
Capacity is expected to increase between six and eight percent in the third quarter and for the full year.
JetBlue will conduct a conference call to discuss its quarterly earnings today, July 22, at 9:30 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.
About JetBlue

Voted “Most Eco-Friendly Airline” by Zagat’s Airline Survey in 2008 and 2009, New York-based JetBlue Airways has created a new airline category based on value, service and style. In 2010, the carrier also ranked “Highest in Customer Satisfaction Among Low-Cost Carriers in North America” by J.D. Power and Associates, a customer satisfaction recognition received for the sixth year in a row. Known for its award-winning service and free TV as much as its low fares, JetBlue is now pleased to offer customers Lots of Legroom and super-spacious Even More Legroom seats. JetBlue introduced complimentary in-flight e-mail and instant messaging services on aircraft “BetaBlue,” a first among U.S. domestic airlines. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 61 cities with 650 daily flights. New service to Ronald Reagan Washington National Airport in Washington, DC and to Bradley International Airport in Hartford, CT begins in November. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JET-BLUE (1-800-538-2583), TTY/TDD 1-800-336-5530 or visit www.jetblue.com.
This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2009 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,			Percent	June 30,			Percent
	2010	2009		Change	2010	2009		Change
OPERATING REVENUES
Passenger	$850	$721		17.8	$1,635	$1,427		14.6
Other	89	86		4.7	174	173		0.9

Total operating revenues	939	807		16.4	1,809	1,600		13.1

OPERATING EXPENSES
Aircraft fuel and related taxes	279	236		18.4	533	458		16.4
Salaries, wages and benefits	218	192		13.4	437	377		15.7
Landing fees and other rents	58	54		7.0	112	104		7.9
Depreciation and amortization	54	56		(4.8)	111	111		(0.4)
Aircraft rent	31	32		(3.2)	62	64		(3.4)
Sales and marketing	43	38		12.8	83	75		11.0
Maintenance materials and repairs	41	34		23.1	80	71		13.3
Other operating expenses	121	89		35.7	255	191		33.8

Total operating expenses	845	731		15.5	1,673	1,451		15.3

OPERATING INCOME	94	76		25.3	136	149		(8.6)

Operating margin	10.1%	9.4%	0.7	pts.	7.5%	9.3%	(1.8	) pts.

OTHER INCOME (EXPENSE)
Interest expense	(43)	(49)		(11.2)	(90)	(98)		(8.4)
Capitalized interest	1	2		(48.3)	2	4		(52.5)
Interest income and other	(1)	7		(107.1)	1	1		(35.4)

Total other income (expense)	(43)	(40)		9.4	(87)	(93)		(6.1)

INCOME BEFORE INCOME TAXES	51	36			49	56

Pre-tax margin	5.5%	4.5%	1.0	pts.	2.7%	3.5%	(0.8	) pts.

Income tax expense	21	16			20	24

NET INCOME	$30	$20			$29	$32

EARNINGS PER COMMON SHARE:
Basic	$0.11	$0.08			$0.11	$0.13

Diluted	$0.10	$0.07			$0.10	$0.11

Weighted average shares outstanding (thousands):
Basic	275,229	251,770			274,644	248,102
Diluted	346,437	323,262			345,755	319,482

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS

	Three Months Ended				Six Months Ended
	June 30,		Percent		June 30,		Percent
	2010	2009	Change		2010	2009	Change
Revenue passengers (thousands)	6,114	5,691	7.4		11,642	10,982	6.0
Revenue passenger miles (millions)	7,126	6,545	8.9		13,596	12,585	8.0
Available seat miles (ASMs) (millions)	8,688	8,237	5.5		17,112	16,179	5.8
Load factor	82.0%	79.5%	2.5	pts.	79.5%	77.8%	1.7	pts.
Aircraft utilization (hours per day)	11.8	11.9		(0.3)	11.8	11.9		(1.0)

Average fare	$139.02	$126.74	9.7		$140.43	$129.94	8.1
Yield per passenger mile (cents)	11.93	11.02	8.2		12.02	11.34	6.0
Passenger revenue per ASM (cents)	9.78	8.76	11.7		9.55	8.82	8.3
Operating revenue per ASM (cents)	10.81	9.80	10.4		10.57	9.89	6.9
Operating expense per ASM (cents)	9.72	8.88	9.5		9.77	8.97	9.0
Operating expense per ASM, excluding fuel (cents)	6.51	6.02	8.2		6.66	6.13	8.6
Airline operating expense per ASM (cents) (a)	9.55	8.66	10.3		9.58	8.74	9.6

Departures	56,202	54,885	2.4		110,569	107,899	2.5
Average stage length (miles)	1,102	1,067	3.3		1,102	1,066	3.4
Average number of operating aircraft during period	151.0	147.4	2.5		151.0	144.9	4.2
Average fuel cost per gallon	$2.30	$2.05	12.3		$2.25	$2.04	10.0
Fuel gallons consumed (millions)	121	115	5.4		237	224	5.8
Full-time equivalent employees at period end (a)					10,906	10,235	6.6

(a)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.
SELECTED CONSOLIDATED BALANCE SHEET DATA
          (in millions)

	June 30,	December 31,
	2010	2009
Cash and cash equivalents	$477	$896
Total investment securities	682	246
Total assets	6,590	6,557
Total debt	3,116	3,304
Stockholders’ equity	1,556	1,541

SOURCE:	JetBlue Airways Corporation